EXHIBIT 10.1

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

This Agreement, entered into this 22stday of June, 2002, is by and between Mannatech, Inc. (the “Company”), and H. Reg McDaniel (“McDaniel”), an individual resident of the state of Texas.

WHEREAS, McDaniel is a current employee of the Company;

WHEREAS, the Company and McDaniel desire to supercede McDaniel’s restrictive covenants (Articles I, II and III of the June 23, 1997 Agreement between the parties and provide certain compensation to McDaniel for the covenants set forth herein;

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, the parties hereby agree as follows:

1.    Nondisclosure:  For a period of five (5) years following the execution of this Agreement, McDaniel shall keep and retain in confidence and shall not disclose, except as required by the Company or by law, to any person, firm or corporation, or use for McDaniel’s own purposes, any Confidential Information that McDaniel has learned or obtained from his past employment with the Company., or which is new Confidential Information provided in conjunction with this Agreement.

a.	Confidential Information: For the purposes of this section, such Confidential Information shall include, but is not limited to:

(1)
The Company’s operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

(2)	All confidential information obtained from third parties and customers concerning their products, business, or the direct sale and/or network/multi-level marketing of dietary supplements;

(3)
Confidential business information of the Company, including, but not limited to, marketing and business plans, associates and down line information, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information, compensation plans and strategies; and,

(4)	Confidential Information shall not include information which:

(a)  Was in the receiving party’s possession, free of any obligation of confidence, prior to receipt from the disclosing party, as proven by the receiving party;

(b)  Is already in the public domain at the time the disclosing party communicated it to the receiving party, or becomes available to the public through no breach of this Agreement;

(c)  Is received independently from a third-party free to disclose such information to the receiving party;

(d)  Is developed by the receiving party independently of and without reference to any of the Confidential Information, as proven by the receiving party;

(e)  Is disclosed by the receiving party to a third-party, with the express prior written consent of the disclosing party;

(f)  Is disclosed by the receiving party in order to satisfy any legal requirement of any competent government body; provided, however, that immediately upon the receiving party’s receipt of any such request, the receiving party shall first advise the disclosing party of same before making any disclosure to such body, so that the disclosing party may either interpose an objection to such disclosure before such body, or take action to assure confidential handling of the Confidential Information by such body, or take action to protect the Confidential Information which the disclosing party deems appropriate under the circumstances; or

(g)  Is disclosed in the course of a criminal or civil investigation of conduct which allegedly violates any code, statute, ordinance, rule and/or regulation of the United States or of any state or political subdivision thereof.

b.
Any of the foregoing Confidential Information which is in McDaniel’s possession shall be returned upon request from the Company, and McDaniel shall have no further rights to utilize it for any purposes.

Inevitable Use or Disclosure: McDaniel and the Company stipulate and agree that, for a period of twelve (12) calendar months after the execution of this Agreement, if McDaniel becomes a spokesman for, employee, consultant, owner, partner, shareholder, officer, or director, of or shareholder of more than 5% of the outstanding stock of a publicly traded company for any business operation that is involved in the direct selling business generally and/or direct sales and/or network/multi-level marketing of dietary supplements and other similar products sold or distributed by the Company or any of its subsidiaries or in any manufacturing or formulation of such products, (collectively the “Business”) such conduct would result in the inevitable use and/or disclosure of Confidential Information acquired by or imparted to him in the course of his employment with the Company. Based on this stipulation and agreement, and regardless of the existence, enforceability or validity of any other restrictive covenant contained in this Agreement or the General

Release Agreement between the parties of even date herewith, McDaniel is prohibited from becoming employed by a consultant for, an officer, director or shareholder of more than 5% of the outstanding stock of, any business operation which competes in the Business currently engaged in by Company or any of its subsidiaries or affiliates for a period of twelve (12) months after termination of employment from the Company. The Company will have the right to seek any injunctive relief necessary to prevent such disclosure.

2.    Non-Competition:  In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution, the Company promises to deliver to McDaniel or permit McDaniel to acquire, be exposed to, and/or have access to new material, data, or information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret. This includes, but is not necessarily limited to, the Confidential Information described, delivered or provided contemporaneously with the execution of this Agreement. By signing this Agreement, McDaniel acknowledges receipt of the Confidential Information.

a.
In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, McDaniel agrees that for a period of twelve (12) calendar months after the execution of this Agreement, McDaniel will not, either as a spokesman for, employee, consultant, owner, partner, shareholder, officer, or director, of or shareholder of more than 5% of the outstanding stock of a publicly traded company, for any business operation which competes in the Business currently engaged in by Company or any of its subsidiaries or affiliates, directly or indirectly:

(1)
become a spokesman for, employee, consultant, owner, partner, shareholder, officer, or director, of or shareholder of more than 5% of the outstanding stock of a publicly traded company for any business operation that is in the direct selling business generally, or in any business which competes in the Business currently engaged in by Company or any of its subsidiaries or affiliates.

(2)
Solicit or attempt to solicit any employees, or Mannatech Associates with whom the Company has had any contract during the term of this Agreement or for a period of 12 calendar months preceding the date of this Agreement or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion;

Notwithstanding any provision of this Agreement or of the General Release Agreement of even date herewith to the contrary, McDaniel may speak at any trade, professional or industry association or scientific or educational meeting (other than on behalf of a competitor), and may conduct scientific research or evaluations of drugs, dietary supplements or similar products without disclosing any Confidential Information, and may research and/or develop prescription and/or over the counter drugs.

b.	In recognition of the broad geographic scope of the Company’s business operations throughout the entire United States, and the ease of competing with the Company, the restrictions on competition set forth herein are intended to cover those cities and states in the United States of America and foreign countries in which the Company does business on the date of the execution of this Agreement.

3.    Payment for Restrictive Covenants:  In consideration for McDaniel’s compliance with his obligations under this Agreement, McDaniel shall receive a fee in the amount of Twenty Five Thousand and no/100 Dollars ($25,000.00) once per month, during the first twelve months following the termination of his employment for any reason. Payments shall be on the last day of every month. The Company will not withhold or pay any amounts to any federal, state, or local authority with respect to or on behalf of McDaniel. McDaniel thereafter shall be solely responsible for all of his federal, state, and local taxes and reports. McDaniel will not be entitled to any benefits provided by the Company to its employees.

4.    Employment Status:  McDaniel agrees that following his termination, he shall not represent himself to any person or entity as an employee, officer, agent, representative, official or owner (except as a Shareholder or Associate) of Mannatech. This Agreement shall not result in any employment, joint venture or other business relationship between McDaniel and the Company, other than the rights, duties and obligations specifically set forth herein. Neither of the parties hereto shall make any representation to the contrary.

5.    Authority:  Each party hereto represents and warrants to the other that he or it has the authority to execute and deliver this Agreement and to perform hereunder.

6.    Entire Agreement:  This Agreement represents the entire understanding of the parties with regard to the matters addressed herein. Each of Employee and the Company acknowledges that they have executed a General Release Agreement of even date herewith, but that there are no other written or oral agreements between the parties, except the Associates Agreement between the parties

7.    Applicable Law:  This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws or principles of such state.

8.    Severability:  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

9.    Termination:  Notwithstanding anything to the contrary in this Agreement, the Company may terminate this Agreement and all obligations of all parties hereto, including, upon termination of this Agreement, the Company’s obligations to make any further monthly payments contemplated by this Agreement in the event of McDaniel’s breach of this Agreement, and his failure to cure such breach within 30 days following notice of such breach by the Company. McDaniel may explain in writing his response to a written notice from the Company describing a claimed breach within ten (10) business days after receipt of such notice from the Company. The decision to terminate this Agreement will be made by Mannatech’s Board of Directors in its sole and exclusive discretion.

10.    The Employee agrees to promptly disclose to the Company and Employee hereby assigns to the Company or its designee, its assigns, successors or legal representatives, all, right, title and interest in and to any and all patents, formulae, inventions, processes, designs, software, firmware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the “Proprietary Information”) whatsoever, conceived, developed, or completed by the employee during the course of the Employee’s employment with the Employer, or using the Employer’s time, data, facilities and/or materials, provided the subject matter of the Proprietary information is within the scope of the duties and responsibilities of one in the Employees position with the Employer or occurs as a result of the Employee’s knowledge of a particular interest of the Employer during Employees employment with the Employer. The Employee agrees to assist the Company (with reimbursement by the Company for all expenses incurred) in the preparation, execution, and delivery of any assignments, disclosures, patent applications, or papers within the scope and intent of this Agreement required to obtain patents or copyrights in the Proprietary Information in this or a foreign country and in connection with such other proceedings as may be necessary to vest title to the Proprietary Information in the Company, its assigns, successors, or legal representatives.

11.    In the event of a dispute between the parties and before any legal action is commenced, the parties agree that the complaining party shall give specific and detailed notice to the other party of the complaint, including the factual basis therefore. The parties shall use their best efforts to resolve the complaint by face to face meeting conducted within 5 days of such notice of complaint. If the parties cannot arrive at a mutually satisfactory solution to the complaint within 5 business days from the date of such notice of the complaint, the parties shall attempt to resolve the complaint by non-binding mediation before a neutral mediator agreeable to the parties. The parties shall use best efforts to schedule and conduct such mediation within 10 days after the date of the face to face meeting. The mediation shall take place at a neutral location in Dallas County, Texas.

12.    In any suit to enforce any provisions of this Agreement, The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney’s fees, costs and expenses of litigation in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 21st day of June, 2002.

/s/ H. REG. MCDANIEL
H. REG MCDANIEL

MANNATECH, INC.:

By:	/s/ SAM CASTER
Sam Caster Chairman of the Board